UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 15, 2022

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-39184	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road, Suite 105, Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SWKH	The Nasdaq Stock Market LLC
Preferred Stock Purchase Rights	SWKH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).           Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2022, the Board of Directors (the “Board”) of SWK Holdings Corporation (the “Company”) appointed Wendy DiCicco and Robert K. Hatcher, effective immediately, to serve as members of the Board for a term expiring at the Company’s 2022 annual meeting of shareholders. Prior to such appointment, Ms. DiCicco and Mr. Hatcher had been approved as director nominees for the Board’s selection by the Company’s Governance and Nominating Committee (the “Governance Committee”). The Board also appointed Ms. DiCicco and Mr. Hatcher to serve alongside Ms. Laurie Dotter on the Governance Committee, and Mses. DiCicco and Dotter and Mr. Hatcher to serve on the Board’s Audit Committee (the “Audit Committee”) and Compensation Committee (the “Compensation Committee”). Further, given the desired composition of the Governance Committee, the Board determined to amend the charter of the Governance Committee to set the minimum size of such committee at three directors. The Board determined that each of Ms. DiCicco and Mr. Hatcher is independent in accordance with the applicable Nasdaq Listing Rules and otherwise meets all applicable requirements to serve on the Audit Committee, the Compensation Committee and the Governance Committee, and that Ms. Dotter meets all applicable requirements to serve on the Audit Committee and the Compensation Committee, including in each case, the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). In addition, the Board has determined that each of Mses. DiCicco and Dotter qualifies as an “audit committee financial expert” pursuant to SEC rules and regulations.

Ms. DiCicco, age 54, is an independent financial and board advisor to companies in the life sciences industry, often serving in the role of interim Chief Financial Officer. Ms. DiCicco has served as Renovacor’s Interim Chief Financial Officer since September 2019. She currently serves as an executive board advisory consultant for Board Advantage, LLC, a provider of advisory services to senior executive teams and boards of directors. Prior to starting Board Advantage in November 2018, she was the Chief Operating and Financial Officer of Centinel Spine from August 2017 to October 2018 and previously served as President and Chief Operating Officer of Camber Spine Technologies from November 2014 to July 2017. In addition, Ms. DiCicco has held Chief Financial Officer roles at Nuron Biotech, Quench USA, Globus Medical and Kensey Nash Corporation. Ms. DiCicco has served on the boards of directors of Sincerus Pharmaceuticals since July 2021, Imvax, Inc. since July 2020, ExpressCells since March 2020, and EyePoint Pharmaceuticals since July 2019. She previously served on the boards of directors of II-VI, Inc. from 2006 until August 2017, CannaPharma Rx from March 2015 until July 2016 as well as the board of Syncardia Systems. Her career started in public accounting at Deloitte & Touche in 1990. Ms. DiCicco received a B.S. in accounting from Philadelphia College of Textiles and Science and is a CPA (inactive). She is also an appointed Board Leadership Fellow and Corporate Governance Fellow of the National Association of Corporate Directors.

Mr. Hatcher, age 59, currently serves as the Chairman of Avalon Advisors. Mr. Hatcher previously served as the President and CEO of Cockrell Interests, Pinto Investment Partners LP and Pinto Trust Company and as Chairman of the Finance Advisory Committee for PTV Healthcare Capital and Pinto America Growth Fund. Prior to Cockrell Interests, Mr. Hatcher founded and served as Managing Director of Citywest Ventures. He also serves on the Board and Executive Committee of Camp Aranzazu. Mr. Hatcher served as an Adjunct Professor at the Jones Graduate School of Business at Rice University and is a member of World Presidents’ Organization and Chief Executives Organization. Mr. Hatcher holds an M.B.A. and J.D. from Tulane University, as well as a B.B.A. from Southern Methodist University.

Other than being eligible to receive the standard director compensation generally offered to other non-employee directors and disclosed in the Company’s 2020 Proxy Statement filed on June 7, 2021 in the section titled “2020 Director Compensation”, neither Ms. DiCicco nor Mr. Hatcher have entered into any material plan, contract, or arrangement in connection with their appointments as directors. None of Ms. DiCicco and Mr. Hatcher is a party to any transaction with the Company that would require disclosure under Item 404(a) of SEC Regulation S-K.

Item 7.01	Regulation FD Disclosure

On February 16, 2022, the Company issued a press release in connection with the appointment of Mses. DiCicco and Dotter and Mr. Hatcher to the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release dated February 16, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE(S)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SWK HOLDINGS CORPORATION

Dated: February 16, 2022	By:	/s/ Winston L. Black III
Winston L. Black III
Chief Executive Officer